UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES AND EXCHANGE ACT OF 1934

March 6, 2012 (February 29, 2012)

Date of report (Date of earliest event reported)

COUNSEL RB CAPITAL INC.

(Exact Name of Registrant as Specified in its Charter)

FLORIDA

(State or Other Jurisdiction of

Incorporation or Organization)

0-17973	59-2291344
(Commission File No.)	(I.R.S. Employer Identification No.)

1 Toronto Street, Suite 700, P.O. Box 3, Toronto, Ontario, Canada, M5C 2V6

(Address of Principal Executive Offices)

(416) 866-3000

(Registrants Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.        Entry into a Material Definitive Agreement.

On February 29, 2012, Counsel RB Capital Inc. (the “Company”, “we” or “us”) acquired all of the issued and outstanding capital stock in Heritage Global Partners, Inc. (“Heritage”), a leading, full-service, global auction and asset advisory firm, from Kirk and Ross Dove (the “Doves”), each of whom owned 50% of the issued and outstanding capital stock of Heritage prior to the acquisition by the Company.

The foregoing acquisition was accomplished pursuant to a Share Purchase Agreement (the “Purchase Agreement”) dated February 29, 2012 entered into between the Company, Heritage and the Doves. Pursuant to the Purchase Agreement, the Company issued 500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) to each of the Doves, issued each of the Doves an option to purchase 312,500 shares of the Company’s common stock (the “Options”), issued promissory notes (the “Notes”) payable to the order of the Doves in an aggregate original principal amount of $1,000,000, and paid $3,000,000 in cash (the “Cash Consideration”), in part to retire certain debt of Heritage, with the balance paid to the Doves at closing. A copy of the Purchase Agreement is attached hereto as Exhibit 10.1.

The foregoing description of the Purchase Agreement is a general description only and is qualified in its entirety by reference to the Purchase Agreement.

Section 2 – Securities and Trading Markets

Item 2.01.        Completion of Acquisition or Disposition of Assets.

As described under Item 1.01 above, pursuant to the Purchase Agreement, the Company acquired 100% of the outstanding equity of Heritage (the “Purchased Stock”). The purchase of the Purchased Stock (the “Heritage Acquisition”) was completed on February 29, 2012 (the “Closing Date”). The Purchased Stock was acquired from the Doves, each of whom owned 50% of the Purchased Stock prior to the acquisition by the Company. The Purchased Stock was acquired in exchange for the issuance of the Shares, Options, and Notes to the Doves and payment of the Cash Consideration to the Doves and certain creditors of Heritage as described under Item 1.01 above. The Options were issued with an exercise price of $2.00 per share. The Options vest 25% per year over a four year period beginning on the first anniversary of the date of grant, and have a term of seven years. In connection with the Heritage Acquisition, each of the Doves entered into employment agreements with the Company. The Notes are due in full in six months from the Closing Date, and bear interest at the U.S. Prime Rate. The Cash Consideration was paid at closing by wire transfer. A copy of the Purchase Agreement is attached hereto as Exhibit 10.1.

Section 8 – Other Events

Item 8.01        Other Events

On February 29, 2012, the Company issued the press release attached hereto as Exhibit 99.1 announcing that it had entered into the Purchase Agreement and issued the Shares, Options, Notes and paid the Cash Consideration as consideration for the purchase of all of the equity interest in Heritage pursuant thereto.

Section 9 – Financial Statements and Exhibits

Item 9.01.        Financial Statements and Exhibits

(a) Financial statements of business acquired.

The financial statements for the business acquired required by this Item, with respect to the Heritage Acquisition described above, will be filed not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

(b) Pro forma financial information.

The pro forma financial information required by this Item, with respect to the Heritage Acquisition described above, will be filed not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

(d) Exhibits

No.	Exhibit

10.1	Share Purchase Agreement between the Company, Heritage, and the Doves, dated February 29, 2012.

99.1	Press Release dated February 29, 2012.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Counsel RB Capital Inc.

Date: March 6, 2012	By:	/s/ Stephen A. Weintraub
		Name:	Stephen A. Weintraub
		Title:	Chief Financial Officer and Corporate Secretary